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                                  SHEERVISION




COMPANY CONTACT:                            INVESTOR CONTACT:
Suzanne Lewsadder                           Lippert/Heilshorn & Associates, Inc.
Chief Executive Officer                     Jody Cain (jcain@lhai.com)
(877) 678-4274                              Brandi Floberg (bfloberg@lhai.com)
investorrelations@sheervision.com           (310) 691-7100

FOR IMMEDIATE RELEASE
---------------------


                    CLEAN WATER TECHNOLOGIES DBA SHEERVISION
                        COMPLETES $4.1 MILLION FINANCING

ROLLING HILLS ESTATES, CALIF. (May 11, 2006) - Clean Water Technologies, Inc. dba SheerVision, Inc. (OTC BB: CWTT) today announced the completion of a private placement financing raising gross proceeds of $4.1 million. The financing included the sale of 82 units, with each unit consisting of $37,500 in convertible notes, convertible into a series of preferred stock in the process of being created, which preferred stock is convertible into common stock at $0.90; 16,667 shares of common stock at $0.75 per share; and warrants totaling 10% of the face value of the preferred stock, convertible into common stock at $1.00 per share. Northeast Securities Corp. acted as the placement agent.

The proceeds of this financing will be used to fund sales and marketing activities, as well as general corporate and working capital purposes.

"With the completion of this financing, we plan to accelerate our marketing programs," said Suzanne Lewsadder, chief executive officer of SheerVision. "SheerVision is already an established leading provider of surgical loupes and light systems to the dental hygiene market. We plan to continue expanding our reach into the dental as well as medical and veterinary markets where we see significant growth opportunity. Additionally, market acceptance of our new LED light has already exceeded our expectations and we believe that its portability and superior illumination represent the next generation of light systems."

Clean Water Technologies plans to change its name to SheerVision, Inc. in order to reflect its current business activities.

ABOUT SHEERVISION, INC.
SheerVision designs and sells proprietary surgical loupes and light systems to the dental and medical markets and has quickly captured a leading position in the dental hygiene market segment. The company's value proposition revolves around its ability to provide top quality loupes and light systems directly to end-users at substantially lower prices than similar products.

SheerVision loupes are recommended by a leading independent non-profit dental education and product testing foundation and were featured in the foundation's 2005 Buyer's Guide and in "Dental Lab Products" 2005 Buyer's Guide "Best of the Best" Offering.

FORWARD-LOOKING STATEMENTS: A NUMBER OF STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE APPLICABLE STATEMENTS. THESE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE APPLICABLE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: THE COMPANY'S ABILITY TO GENERATE PRODUCT SALES AND OPERATING PROFITS, POTENTIAL VULNERABILITY OF TECHNOLOGY OBSOLESCENCE, POTENTIAL COMPETITIVE PRODUCTS BY BETTER CAPITALIZED COMPANIES, POTENTIAL DIFFICULTY IN MANAGING GROWTH, DEPENDENCE ON KEY PERSONNEL, AND OTHER RISKS WHICH WILL BE DESCRIBED IN FUTURE COMPANY SECURITIES AND EXCHANGE COMMISSION FILINGS.

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